EXHIBIT 10.1

ADOBE SYSTEMS INCORPORATED
2014 EXECUTIVE SEVERANCE PLAN
IN THE EVENT OF A CHANGE OF CONTROL
Effective as of December 13, 2014
Adobe Systems Incorporated, a Delaware corporation (the “Company”) has adopted this 2014 Executive Severance Plan in the Event of a Change of Control (the “Plan”), effective as of December 13, 2014, for the benefit of certain key employees of the Participating Company Group.
The Company considers it essential to the best interests of its stockholders to take reasonable steps to retain its key management personnel. Further, the Executive Compensation Committee (the “ECC”) of the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions which might arise among management in the context of a Change of Control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
The ECC has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the members of management of the Company to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control of the Company.
The Company hereby adopts this Plan for the benefit of its employees who are eligible as provided in the Plan.
Section 1.Definitions.
1.1    “Accounting Firm” shall mean the Company’s independent accountants or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated by agreement between the Participant to whom Section 3.1 applies and the Company.
1.2    “Actual Award” shall have the meaning in the applicable Performance Share Program, as amended by Section 2.4 below.
1.3    “Base Salary” shall mean the Participant’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding such Participant’s Date of Termination. Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.
1.4    “Cause” shall mean: (i) theft, dishonesty or falsification of any employment or Participating Company Group records, (ii) improper disclosure of a Participating Company’s material confidential or proprietary information, (iii) any intentional act by such Participant which has a material detrimental effect on the Participating Company Group’s reputation or business, (iv) continued failure to perform any reasonably assigned duties, which failure is not cured with in thirty (30) days following written notice of such failure from the Participating Company, (v) gross misconduct or (vi) felony conviction.

1.5    “Certification Date” shall have the meaning set forth in the applicable Performance Share Program.
1.6    “Change of Control” shall mean:
(a)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company during a period of twelve (12) consecutive months ending on the date of the most recent acquisition by such person or persons, representing 30% or more of the combined voting power of the Company’s then outstanding securities;
(b)    during any period of twelve (12) consecutive months (not including any period prior to the Effective Date), a majority of the members of the Board is replaced by directors whose appointment or election by the Board or nomination for election by the Company’s stockholders was not approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;
(c)    there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own securities representing at least 50% of the combined voting power of the Company, a parent of the Company or other surviving entity resulting from such Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction), provided that the acquisition of additional securities of the Company by a person or more than one person acting as a group considered to own more than 50% of the combined voting power of the Company will not constitute a Change of Control under this subsection (c); or
(d)    all or substantially all of the assets of the Company are acquired by any one person, or more than one person acting as a group within a period of twelve (12) months ending on the date of the most recent acquisition by such person or persons (provided that in no event will an acquisition of assets of the Company having a total gross fair market value less than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s) be considered a Change of Control for purposes of this subsection (d)). For purposes of this subsection (d), gross fair market value means the value of the assets of the Company, or the value of the assets being acquired, as applicable, determined without regard to any liabilities associated with such assets.
Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
1.7    “Change of Control Date” shall mean the date on which the first Change of Control occurs following the Effective Date. Notwithstanding the first sentence of this definition, in the event of a Participant’s Pre‑CIC Termination, “Change of Control Date” shall mean the date of such Participant’s termination of employment.
1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
1.9    “Committee” shall mean the Executive Severance Plan Administrative Committee responsible for administering the Plan as provided in Section 4.
1.10    “Common Stock” shall mean the common stock of the Company.
1.11    “Company” means Adobe Systems Incorporated, a Delaware Corporation, and, except in determining under Section 1.4 hereof whether or not any Change of Control has occurred, shall include any successor to its business and/or assets.
1.12    “Date of Acceleration” shall mean, (i) with respect to an Involuntary Termination other than a Pre‑CIC Termination, the Date of Termination, and (ii) with respect to a Pre‑CIC Termination, the date of the Change of Control.
1.13    “Date of Termination” shall mean the date of a Participant’s termination of employment with the Participating Company Group as determined in accordance with Section 2.7.
1.14    “Disability” shall mean the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Participating Company Group’s accident and health plan; (iii) deemed totally disabled by the Social Security Administration; or (iv) determined to be disabled in accordance with the Participating Company’s disability insurance program under which the definition of a disability complies with the requirements under Treasury Regulation Section 1.409A‑3(i)(4). Any question as to the existence of a Participant’s Disability pursuant to clause (i) or clause (ii) upon which the Participant and the Participating Company Group cannot agree shall be determined by a qualified independent physician selected by the Participant (or, if the Participant is unable to make such selection, such selection shall be made by any adult member of the Participant’s immediate family), and approved by the Participating Company Group. The determination of such physician made in writing to the Participating Company Group and to the Participant shall be final and conclusive for all purposes of this Plan.
1.15    “Effective Date” shall mean December 13, 2014.
1.16    “Equity Awards” shall mean options, stock appreciation rights, stock purchase rights, restricted stock units, restricted stock, stock bonuses and other awards which consist of, or relate to, equity securities of the Company, other than Performance Awards, in each case which have been granted to a Participant under the Equity Plans. For purposes of this Plan, Equity Awards shall also include any shares of common stock or other securities issued pursuant to the terms of an Equity Award.

1.17    “Equity Plans” shall mean the Adobe Systems Incorporated 1994 Amended Performance and Restricted Stock Plan, the Adobe Systems Incorporated 2003 Equity Incentive Plan, the Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan, and any other equity-based incentive plan or arrangement adopted or assumed by the Company, and any future equity-based incentive plan or arrangement adopted or assumed by the Company, but shall not include the Adobe Systems Incorporated 1997 Employee Stock Purchase Plan or any other plan intended to be qualified under Section 423 of the Code.
1.18    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.19    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.
1.20    “Good Reason” shall mean a Participant’s resignation of employment during the Term as a result of any of the following:
(a)    For Group I Participants
(i)    A meaningful and detrimental alteration in such Participant’s position, titles, or the nature of status and responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change of Control Date;
(ii)    A material reduction by the Participating Company Group in such Participant’s Base Salary as in effect immediately prior to the Change of Control Date or as the same may be increased from time to time thereafter or a material reduction in the target incentive opportunity percentage used to determine such Participant’s Target Bonus below the percentage in effect immediately prior to the Change of Control Date;
(iii)    The relocation of the office of the Participating Company where such Participant is primarily employed immediately prior to the Change of Control Date (the “COC Location”) to a location which is more than fifty (50) miles away from the COC Location or the Participating Company’s requiring such Participant to be based more than fifty (50) miles away from the COC Location (except for required travel on the Participating Company’s business to an extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change of Control Date);
(iv)    The failure by the Participating Company Group to pay or provide to such Participant with any material item of compensation or benefits promptly when due;
(v)    The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 8.1 hereof or, if the business for which such Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of such business; or
(vi)    A material breach by the Participating Company Group of the provisions of this Plan.
(b)    For Group II Participants

(i)    A material reduction in such Participant’s duties or the nature or status of responsibilities from those in effect immediately prior to the Change of Control Date (it being presumed for purposes of this Plan that a reduction of a Participant’s job level to a level more than one level below such Participant’s job level immediately prior to the Change of Control Date shall constitute a material reduction in his or her duties or nature or status of responsibilities);
(ii)    A material reduction by the Participating Company Group in such Participant’s Base Salary as in effect immediately prior to the Change of Control Date or as the same may be increased from time to time thereafter or a material reduction in the target incentive opportunity percentage used to determine such Participant’s Target Bonus below the percentage in effect immediately prior to the Change of Control Date;
(iii)    The relocation of the COC Location to a location which is more than fifty (50) miles away from the COC Location or the Participating Company’s requiring such Participant to be based more than fifty (50) miles away from the COC Location (except for required travel on the Participating Company’s business to an extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change of Control Date);
(iv)    The failure by the Participating Company Group to pay or provide to such Participant with any material item of compensation or benefits promptly when due;
(v)    The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 8.1 hereof or, if the business for which such Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of such business; or
(vi)    A material breach by the Participating Company Group of the provisions of this Plan.
Notwithstanding the foregoing, any event described above in subsection (a) with respect to Group I Participants or subsection (b) with respect to Group II Participants shall not constitute Good Reason unless (A) it is communicated by the Participant to the Participating Company in writing within ninety (90) days following the initial existence of such event and is not corrected by the Participating Company in a manner which is reasonably satisfactory to the Participant (including full retroactive correction with respect to any monetary matter) within thirty (30) days of the Participating Company’s receipt of such written notice from the Participant, and (B) the Participant’s resignation of employment occurs within ninety (90) days following the expiration of such Company cure period described in clause (A) above.
1.21    “Group I Participant” shall mean each senior management employee of a Participating Company who (i) is on the U.S. payroll, and (ii) as of the Change of Control Date is classified by the Company in its personnel records as a Senior Vice President (or any more senior role) of the Company.
1.22    “Group II Participant” shall mean each senior management employee of a Participating Company who (i) is on the U.S. payroll, and (ii) as of the Change of Control Date is classified by the Company in its personnel records as a Vice President (or such other position determined by the Company prior to the Change of Control as equivalent thereto) of the Company.
1.23    “Involuntary Termination” shall mean a Participant’s Separation from Service as a result of either (i) a Participant’s involuntary termination of employment with the Participating Company Group during the Term other than for death, Disability or Cause or (ii) a Participant’s resignation of employment with the Participating Company Group during the Term for Good Reason.
1.24    “Notice of Termination” shall mean the notice specified in Section 2.7.
1.25    “Participating Company Group” shall mean the Company and any present or future United States parent and/or United States direct or indirect subsidiary corporations of the Company that have been designated by the ECC as a “Participating Company” for purposes of this Plan (all of which along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”). For purposes of this Plan, a parent or subsidiary corporation shall be defined in Sections 424(e) and 424(f) of the Code and shall include entities related to the Company by similar ownership levels that are not corporations.
1.26    “Participant” shall mean each Group I Participant and each Group II Participant.
1.27    “Performance Awards” shall have the meaning set forth in the applicable Equity Plan, and shall include without limitation, awards of performance-based restricted stock, performance-based restricted stock units, performance-based stock options and performance-based cash awards.
1.28    “Performance Period” shall have the meaning set forth in the applicable Performance Share Program and underlying Equity Plan.
1.29    “Performance Share Program” shall mean the specific terms of Performance Awards adopted from time to time by the Company with respect to a specified Performance Period.
1.30    “Plan” shall mean this Adobe Systems Incorporated 2014 Executive Severance Plan In the Event of a Change of Control, as may be amended from time to time.
1.31    “Plan Administrator” shall mean the Committee, that is, the individual(s) selected to control and manage the operation and administration of the Plan.
1.32    “Pre‑CIC Termination” shall mean the Participant’s Involuntary Termination that occurs on or after the date that is three (3) months prior to the first Change of Control to occur following the Effective Date but before the date of the Change of Control, provided that such Change of Control is completed.
1.33    “Reference Bonus” shall mean the Target Bonus applicable to a Participant for the year in which such Participant’s Involuntary Termination occurs.
1.34    “Reference Salary” shall mean the annual rate of a Participant’s Base Salary from the Participating Company Group in effect immediately prior to the date of such Participant’s Involuntary Termination.
1.35    “Regulations” shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

1.36    “Section 409A Limit” shall mean two (2) times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
1.37    “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h), without reference to any alternative definitions thereunder.
1.38    “Severance Benefits” shall mean those benefits provided to a Participant under this Plan on account of a Change of Control, as determined in accordance with Section 2.2, 2.3, 2.4 and 2.5 after the execution of the Release (as defined in Section 9 below) as required by Section 9.
1.39    “Severance Multiple” shall mean (a) 2.0x with respect to Group I Participants, and (b) 1.5x with respect to Group II Participants.
1.40    “Target Bonus” shall mean an amount equal to (i) a Participant’s Base Salary multiplied by such Participant’s target incentive opportunity percentage under the Participating Company’s Annual Incentive Plan (or any successor plan then in effect), and (ii) target commissions.
1.41    “Term” shall mean the period of a Participant’s employment that commences on the date three (3) months prior to the first Change of Control to occur after the Effective Date and shall continue until the first anniversary of the Change of Control.
Section 2.    Severance Benefits. In the event of a Participant’s Involuntary Termination, the terminated Participant shall be entitled to the following:
2.1    Payment of Accrued Compensation. The Company shall pay to such terminated Participant within five (5) days of the Date of Termination, or such earlier date as may be required by applicable law, the full amount of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to such terminated Participant under any Participating Company‑provided plans, policies and arrangements.
2.2    Payment of Cash Severance. Subject to execution of the Release described in Section 9 below, the terminated Participant will receive the following cash benefits:
(a)    The Company shall pay to such terminated Participant the full amount of any bonus that the Participant earned for the year prior to the year in which the Involuntary Termination occurs based on actual Company and individual performance, to the extent such bonus has not been paid prior to the Date of Termination. Except as otherwise provided in Sections 2.10 and 3.1 below, these cash payments will be made in a lump sum (x) on the 60th day following the Participant’s Involuntary Termination, or (y) in the case of a Pre‑CIC Termination, on the 60th day following the completion of the Change of Control.
(b)    In addition, the Company shall pay to such terminated Participant an amount equal to the product of (a) the sum of such terminated Participant’s Reference Salary and Reference Bonus, multiplied by (b) such terminated Participant’s Severance Multiple. This severance payment shall be in lieu of any other cash severance payments which such terminated Participant is entitled to receive under any other notice or severance pay and/or retention plan or arrangement sponsored by any Participating Company. Except as otherwise provided in Sections 2.10 and 3.1 below, these cash payments will be made in a lump sum (x) on the 60th day following the Participant’s Involuntary Termination, or (y) in the case of a Pre‑CIC Termination, on the 60th day following the completion of the Change of Control.
2.3    Vesting and Exercise of Equity Awards. Subject to execution of the Release as described in Section 9 below, and notwithstanding anything to the contrary contained in an applicable Equity Award agreement, all Equity Awards held by a terminated Participant shall vest in full and, in the case of stock options, shall become fully exercisable, as of: (i) with respect to an Involuntary Termination other than a Pre‑CIC Termination, the Date of Termination, and (ii) with respect to a Pre‑CIC Termination, immediately prior to the Change of Control, except as otherwise provided in Sections 2.10 and 3.1 below. For the avoidance of doubt, if a Pre‑CIC Termination occurs, then any unvested portion of the terminated Participant’s Equity Awards will remain outstanding until the date that the Change of Control occurs (provided that in no event will the terminated Participant’s stock options or similar Equity Awards remain outstanding beyond the Equity Award’s maximum term to expiration). In the event that the proposed Change of Control is terminated without having been completed, any unvested portion of the terminated Participant’s Equity Awards automatically will be forfeited permanently without having vested. To the extent not otherwise specified in the applicable Equity Award agreement, and except as otherwise provided in Sections 2.10 and 3.1 below, these Equity Awards that are restricted stock units or similar awards that vest under this Section 2.3 will be settled on the 30th day following the Date of Acceleration. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Participant under the terms of an Equity Award be less favorable to such Participant than the terms and provisions of such awards in effect as of the Change of Control Date.
2.4    Vesting of Performance Awards. Subject to execution of the Release as described in Section 9 below, and except as otherwise provided in Sections 2.10 and 3.1 below, (i) with respect to Performance Awards in connection with an Involuntary Termination other than a Pre-CIC Termination, the Actual Award credited to the terminated Participant under the Performance Share Program through the Date of Termination shall vest in full as of the Date of Termination, and (ii) with respect to Performance Awards in connection with a Pre‑CIC Termination, any unvested portion of the terminated Participant’s Performance Awards will remain outstanding until the date that the Change of Control occurs and the Actual Award credited to the terminated Participant under the Performance Share Program shall be determined immediately prior to the Change of Control and shall immediately vest upon such determination. For the avoidance of doubt, the amount of the Actual Award that is credited under the Performance Share Program shall be determined in accordance with the terms and conditions set forth in the Performance Share Program and to the extent the award would otherwise be subject to vesting based on continued service to the Company or its affiliates following the date goals relating to the award are determined to have been achieved, the award shall vest in full so that the service-based vesting requirements do not apply to the terminated Participant. In the event that the proposed Change of Control is terminated without having been completed, any unvested portion of the terminated Participant’s Performance Awards automatically will terminate immediately without having vested and never will become vested. To the extent not otherwise specified in the applicable Performance Award agreement, and except as otherwise provided in Sections 2.10 and 3.1 below, Performance Awards that are restricted stock units or similar awards that vest under this Section 2.4 will be settled on the 30th day following the Date of Acceleration. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Participant under the terms of a

Performance Awards agreement be less favorable to such Participant than the terms and provisions of such awards in effect as of the Change of Control Date.
2.5    Benefits Continuation. Subject to execution of the Release as described in Section 9 below, and subject to the terminated Participant and/or his or her eligible dependents electing continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Company shall pay the Participant’s COBRA premiums directly to the applicable COBRA provider, as and when due (including premiums for the Participant and his or her eligible dependents who have elected and remain enrolled in such COBRA coverage) until the earlier of (i) the last month in which the Participant and his or her eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable preexisting condition exclusion) and (ii) the period of years equal to the Participant’s Severance Multiple, measured from the termination date (but in no event longer than the period in which the Participant and his dependents are eligible for COBRA) (such period, the “COBRA Benefit Period”). For the avoidance of doubt, if a Pre‑CIC Termination occurs, (i) the terminated Participant will be solely responsible for timely payment of your COBRA premiums through the date that the Change of Control occurs, (ii) on the 60th day following completion of the Change of Control, the Participating Company Group will provide a lump sum reimbursement payment to the terminated Participant for the aggregate amount of the COBRA premiums that the Participating Company Group otherwise would have been responsible to pay on the terminated Participant’s behalf for the COBRA Benefit Period occurring prior to the Change of Control (the “COBRA Reimbursement”), and (iii) any COBRA premiums that the Participating Company Group is obligated to pay during the COBRA Benefit Period occurring on and after the Change of Control will be paid by the Participating Company Group. In the event the terminated Participant becomes covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) or otherwise ceases to be eligible for COBRA during the period provided in this Section 2.5, the Participant must immediately notify the Company of such event, and the COBRA Benefit Period will end as of such date and the Company shall cease payment under this paragraph, provided that in the case of a Pre‑CIC Termination, the Participating Company Group will provide any COBRA Reimbursement for the duration that the COBRA Benefit Remained in effect prior to the Change of Control. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law, the Company shall in lieu thereof provide to the Participant a taxable lump sum payment on the sixtieth (60th) day following the Participant’s Involuntary Termination (which shall not be grossed up for applicable income and employment taxes) in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue group health coverage in effect on the Date of Termination (which amount will be based on the premium for the first month of COBRA coverage) during the period equal to the lesser of (a) eighteen (18) months or (b) the Participant’s Severance Multiple, which payment will be made regardless of whether the Participant elects COBRA continuation coverage.
2.6    Other Benefit Plans. A terminated Participant’s participation and rights in other benefit plans as may be provided by the Participating Company Group at the time of his/her Involuntary Termination shall be governed solely by the terms and conditions of such plans, if any.

2.7    Notice of Termination. Any termination of a Participant’s employment by a Participating Company or by such Participant during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
2.8    No Mitigation or Offset. A terminated Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Section 2.5 above) by any compensation earned by such a terminated Participant as the result of employment by another employer or by retirement benefits paid by the Participating Company Group or another employer after the Date of Termination or otherwise.
2.9    Withholding. Amounts paid to a Participant hereunder shall be subject to all applicable federal, state and local withholding taxes.
2.10    Application of Section 409A.
(a)    Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Participant has a Separation from Service.
(b)    It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from or otherwise complies with Section 409A. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments or benefits under this Plan that would be considered Deferred Payments will not be paid until the sixtieth (60th) day following the Participant’s Separation from Service, or if later, such time as required by subsection (c) below. Further, except as required by subsection (c) below, any severance payments or benefits that would have been made to the Participant during the sixty (60) day period immediately following the Participant’s Separation from Service but for the preceding sentence will be paid to the Participant on the sixtieth (60th) day following the Participant’s Separation from Service and any remaining payments will be made as provided in this Plan.
(c)    Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s Separation from Service, will become payable on the date six (6) months and one (1) day following the date of the Participant’s Separation from Service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s Separation from Service, but before the six (6) month anniversary of the Separation from Service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(d)    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (a) above.
(e)    Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of subsection (a) above.
(f)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 4, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes that may be imposed on the Participant as result of Section 409A.
Section 3.    Limitation on Payment of Benefits.
3.1    Parachute Payments. In the event that it is determined by the Accounting Firm that any amount payable to a Participant under this Plan, alone or when aggregated with any other amount payable or benefit provided to such Participant pursuant to any other plan or arrangement of the Participating Company Group, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then notwithstanding the other provisions of this Plan, Participant’s payments and benefits under the Plan or other payments and benefits (the “280G Amounts”) will be either (a) delivered in full, or (b) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Code Section 4999, whichever of the foregoing amounts determined under clause (a) and clause (b), taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after‑tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Code Section 4999. The Company shall request a determination in writing by the Accounting Firm of whether the full amount of the payments to the Participant, or a lesser amount, will result in the greatest after-tax benefit to the Participant. As soon as practicable thereafter, the Accounting Firm shall determine and report to the Company and the Participant the amount of such payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accounting Firm may reasonably charge in connection with its services contemplated by this Section. If a reduced amount of the payments will give rise to the greatest after tax benefit, the reduction in the payments and benefits shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards (including Performance Awards) other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to the Participant. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from the Participant’s equity awards (including Performance Awards) is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant. In no event will the Participant have any discretion with respect to the ordering of the reductions of payments and benefits.
3.2    Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by any Participating Company. The Severance Benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Participant by a Participating Company under any other plan or arrangement, including any pay in lieu of notice under WARN.
3.3    Indebtedness of Participant. If a Participant is indebted to the Participating Company Group at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness.
Section 4.    Plan Administration, Amendment and Termination.
4.1    Plan Administrative Committee.
(a)    Administration by the Committee. The Plan shall be administered by the Committee.
(b)    Committee Members. The “Committee” shall mean the ECC or such other committee of the Board as may be appointed by the Board.
(c)    The members of the Committee (the “Committee Members”) shall not receive compensation for their services on the Committee. The Participating Company Group shall indemnify and hold harmless the Committee Members from and against all liabilities, claims, demands and costs, including reasonable attorneys’ fees and expenses of legal proceedings, incurred by the Committee which arise as a result of membership on the Committee.
4.2    Committee Powers and Responsibilities. The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:
(a)    Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of which individuals are eligible for Severance Benefits, the amount of Severance Benefits to which any employee may be entitled, the determination of which type of Participant any individual is (i.e., Group I Participant or Group II Participant) and all other matters pertaining to the Plan; and
(b)    Adopt amendments to the Plan document which are deemed necessary or desirable to bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder.

4.3    Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives. Any discretion granted to the Committee shall be exercised in accordance with such rules and policies as may be established by the Committee from time to time.
4.4    Plan Amendment. The Plan may be amended by the Committee (i) as provided by Section 4.2(b) for the purposes specified in Section 4.2(b), (ii) to increase the amount and/or type of Severance Benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 4.5. Except as otherwise provided in this Section 4.4, the Plan may not be amended prior to its termination, or, in the event the Plan is extended as provided in this Section 4.4, the date on which it would have terminated under Section 4.5 had it not been extended.
4.5    Plan Termination. This Plan shall terminate automatically three (3) years from the Effective Date unless extended by the Company or unless a Change of Control shall have occurred prior thereto, in which case the Plan shall terminate following the later of the date which is at least twelve (12) months after the occurrence of a Change of Control or the payment of all Severance Benefits due under the Plan.
Section 5.    Claims, Inquiries and Appeals. Any application or request for benefits, inquiries about the Plan or inquiries about payment or future rights under the Plan must be submitted to the Plan Administrator in writing by an individual (or his or her authorized representative) (the “Applicant”) at the following address:
Adobe Systems Incorporated
Attention: Executive Severance Plan Committee
345 Park Avenue
San Jose, CA 95110-2704
5.1    Denial of Claims. The Applicant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Applicant receives written notice from the Plan Administrator before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
5.2    Manner and Content of Denial of Initial Claims. If the Plan Administrator denies a claim, it must provide to the Applicant, in writing or by electronic communication: (a) the specific reasons for the denial; (b) a reference to the Plan provision upon which the denial is based; (c) a description of any additional information or material that the Applicant must provide in order to perfect the claim; (d) an explanation of why such additional material or information is necessary; (e) a description of the Plan’s review procedures and the time limits applicable to such procedures; and (f) a statement of the Applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.
5.3    Appeal of Denied Claim. A request for review of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the

Applicant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The Plan Administrator will afford the Applicant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The Plan Administrator will take into account all comments, documents, records and other information submitted by the Applicant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
5.4    Decision on Review. Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Applicant, in writing or by electronic notification, a notice containing: (a) its decision; (b) the specific reasons for the decision; (c) the relevant Plan provisions on which its decision is based; (d) a statement that the Applicant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Applicant’s claim for benefits; (e) a statement describing the Applicant’s right to bring an action for judicial review under Section 502(a) of ERISA; and (f) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Applicant upon request.
5.5    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an Applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the Applicant’s own expense.
5.6    Calculation of Time Periods. For purposes of the time periods specified in this Section 5, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to an Applicant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Applicant until the date the Applicant responds.
5.7    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the Applicant (a) has submitted a written application for benefits in accordance with this Section 5, (b) has been notified by the Plan Administrator that the application is denied, (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 5.3 above and (d) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Applicant’s claim or appeal within the relevant time limits specified in Sections 5.2 and 5.4, the Applicant may proceed with a legal action for benefits.
Section 6.    Legal Fees and Expenses. The Company shall pay or reimburse a Participant for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by such Participant as a result of any bona fide claim, action or proceeding (a) arising out of such Participant’s termination of employment during the Term, (b) contesting, disputing or enforcing any right, benefits or obligations under this Plan, or (c) arising out of or challenging the validity, advisability or enforceability of this Plan or any provision thereof (the “Legal Reimbursements”). The Legal Reimbursements shall be paid by the Participating Company

Group promptly (but in no event more than five (5) business days) following receipt of a written request for payment or reimbursement, as the case may be. It is intended that each installment of payments under this Section 6 is a separate “payment” for purposes of Section 409A. The Legal Reimbursements also are subject to the following requirements: (i) the Legal Reimbursements are payable only during the Participant’s lifetime, (ii) the expenses that are eligible to be reimbursed to the Participant as Legal Reimbursements during one calendar year may not affect the expenses eligible to be reimbursed to the Participant as Legal Reimbursements during any other calendar year, (iii) in no event will the Legal Reimbursements be provided to the Participant after the last day of the calendar year following the calendar year in which the applicable expense was incurred, and (iv) the right to the Legal Reimbursements is not subject to liquidation or exchange for any other benefit.
Section 7.    Miscellaneous.
7.1    No Contract of Employment. Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Participating Company Group or shall affect the terms and conditions of a Participant’s employment with the Participating Company Group prior to the commencement of the Term.
7.2    ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Participating Company Group.
7.3    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Participating Company Group employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Participating Company Group, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Participating Company Group hereunder, such right shall be no greater than the right of an unsecured creditor of the Participating Company Group.
7.4    Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Executive Severance Plan Administrative Committee, Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110-2704, with a copy to the General Counsel of the Company, or to a Participant at the address set forth in the Participating Company Group’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
7.5    Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Participant or subject to any legal process for the payment of any claim against a Participant.
7.6    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
7.7    Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

7.8    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.
Section 8.    Successors; Binding Agreement.
8.1    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 8, the “Company” shall include the Company as defined in Section 1.11 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.
8.2    Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Participant (and such Participant’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Participant’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable hereunder if such Participant had continued to live, all such amounts, unless otherwise provided herein (for example, Legal Reimbursements are payable only during the Participant’s lifetime), shall be paid in accordance with the terms of this Plan to such Participant’s devisee, legatee or other designee or, if there is no such designee, to such Participant’s estate.
Section 9.    Release of Claims. As a condition to the receipt of Severance Benefits, each Participant must execute and allow to become effective a release of claims in a form satisfactory to the Committee (the “Release”), with such execution occurring not prior to the Date of Termination, and with such Release effective not later than (i) 60 days after the Participant’s Separation from Service with respect to an Involuntary Termination other than a Pre‑CIC Termination, or (ii) 60 days after a Change in Control with respect to a Pre‑CIC Termination. The date on which such Release becomes effective is the “Release Effective Date.” In no event will Severance Benefits be paid to a Participant under this Plan prior to the Release Effective Date. The form of Release shall not cause the Participant to waive or release any claims or rights a Participant may have to be indemnified by the Company under applicable law or the terms of any then-effective indemnification agreement or obligation.
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